United National Bancorp, Announces Shareholder Rights Plan

        Bridgewater, NJ—November 1, 2001—United National Bancorp (NASDAQ: UNBJ), parent company of UnitedTrust Bank, announced today that its Board of Directors has adopted a shareholder rights plan.

        Under the rights plan, each shareholder of record on November 14, 2001 will receive a distribution of one Right for each share of common stock of the Company. Initially, the Rights will be represented by the Company’s common stock certificates, will not be traded separately from the common stock and will not be exercisable.

        The Rights will become exercisable only if a person or group acquires, or announces a tender offer that would result in ownership of, 12 percent or more of the Company’s common stock, at which time each Right would enable the holder to buy one one-hundredth of a share of the Company’s Series A preferred stock at an exercise price of $75.00, subject to adjustment. Following the acquisition of 12 percent or more of the Company’s common stock, the holders of Rights (other than the acquiring person or group) will be entitled to purchase shares of the Company’s common stock at half-price, and in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

        The Company may redeem the Rights for $0.01 per Right at any time before the acquisition by a person or group of 12 percent or more of the Company’s common stock. The Rights will expire on November 1, 2011.

        A copy of the rights plan is being filed today with the Securities and Exchange Commission.

General Information

        United National Bancorp, headquartered in Bridgewater, New Jersey, is a $1.9 billion asset commercial bank holding company whose principal subsidiary is UnitedTrust Bank. The Bank operates 35 offices throughout Essex, Hunterdon, Middlesex, Morris, Somerset, Union and Warren counties in New Jersey. UnitedTrust provides a complete range of personal and business banking services as well as an array of trust and investment services. United Commercial Capital Group, a subsidiary of UnitedTrust Bank, provides timely and innovative financing solutions for real estate and commercial transactions that do not fall within the boundaries of traditional bank financing. Visit United National Bancorp and UnitedTrust Bank on the World Wide Web at http://www.unitedtrust.com.

         Contact:  media, Donald Reinhard, 908-429-2370, or investors, Alfred J. Soles, 908-429-2406, both of United National Bancorp.

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